Exhibit 99.1

SAVARA ENTERS INTO NON-DILUTIVE DEBT FINANCING FOR UP TO $200M WITH HERCULES CAPITAL

— Includes $30M at Close to Refinance Existing Debt Facility —

LANGHORNE, PA – March 26, 2025 – Savara Inc. (Nasdaq: SVRA) (the Company), a clinical stage biopharmaceutical company focused on rare respiratory diseases, today announced that it has entered into a loan and security agreement with Hercules Capital, Inc. (NYSE: HTGC), for up to $200 million. Access to the additional capital strengthens Savara’s balance sheet following the submission of the Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for MOLBREEVI* as a treatment for autoimmune pulmonary alveolar proteinosis (aPAP). If priority review is granted by the FDA, MOLBREEVI could potentially be approved by the end of the year. The Company remains on track to file the Marketing Authorization Application for MOLBREEVI in Europe by the end of the year.

“We’re pleased to partner with Hercules Capital as we work to get MOLBREEVI, a potential first-in-class therapy for aPAP, approved in the U.S. and Europe,” said Matt Pauls, Chair and Chief Executive Officer, Savara. “This low-cost capital strategic financing further strengthens our financial position and provides additional flexibility following the BLA submission and as we prepare for a potential commercial launch of MOLBREEVI in the U.S.”

“We are proud to support Savara during this transformative time for the company,” said Tom Hertzberg, Managing Director, Hercules Capital. “As Savara approaches their first potential approval with MOLBREEVI, providing this capital underscores our dedication and commitment to helping bring novel and life-changing therapies to market.”

Under the terms of this loan agreement, $30 million was funded on the execution of the agreement and will be used to repay the Company’s existing $26.5 million debt facility. An additional $100 million will become available upon FDA approval of MOLBREEVI and certain other milestones. The final $70 million may be made available upon request by the Company and at the discretion of Hercules Capital. The loan agreement has a maturity of five years, with a 36-month interest-only period that can be extended to 60 months upon achieving FDA approval for MOLBREEVI. There are no warrants in connection to the agreement.

About Autoimmune Pulmonary Alveolar Proteinosis (aPAP)

aPAP is a rare lung disease characterized by the abnormal build-up of surfactant in the alveoli of the lungs. Surfactant consists of proteins and lipids and is an important physiological substance that lines the alveoli to prevent them from collapsing. In a healthy lung, excess surfactant is cleared and digested by immune cells called alveolar macrophages. Alveolar macrophages need to be stimulated by granulocyte-macrophage colony stimulating factor (GM-CSF) to function properly in clearing surfactant, but in aPAP, GM-CSF is neutralized by antibodies against GM-CSF, rendering macrophages unable to adequately clear surfactant. As a result, an excess of surfactant accumulates in the alveoli, causing impaired gas exchange, resulting in clinical symptoms of shortness of breath, often with cough and frequent fatigue. Patients may also experience episodes of fever, chest pain, or coughing up blood, especially if secondary lung infection develops. In the long-term, the disease can lead to serious complications, including lung fibrosis and the need for a lung transplant.

About Savara

Savara is a clinical stage biopharmaceutical company focused on rare respiratory diseases. Our lead program, MOLBREEVI, is a recombinant human granulocyte-macrophage colony-stimulating factor (GM-CSF) in Phase 3 development for autoimmune pulmonary alveolar proteinosis (aPAP). MOLBREEVI is delivered via an investigational eFlow® Nebulizer System (PARI Pharma GmbH) specifically developed for inhalation of a large molecule. Our management team has significant experience in rare respiratory diseases and pulmonary medicine, identifying unmet needs, and effectively advancing product candidates to approval and commercialization. More information can be found at www.savarapharma.com and LinkedIn.

*	MOLBREEVI is the FDA and EMA conditionally accepted trade name for molgramostim inhalation solution. It is not approved in any indication. MOLBREEVI is a trademark of Savara Inc.

Forward-Looking Statements

Savara cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements related to the impact of Priority Review and the timing of FDA approval for MOLBREEVI, the anticipated timing of our MAA submission, that MOLBREEVI is a potential first-in-class therapy for aPAP, and statements related to the potential impact of the debt financing. Savara may not actually achieve any of the matters referred to in such forward-looking statements, and you should not place undue reliance on these forward-looking statements. These forward-looking statements are based upon Savara’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risks associated with our ability to successfully develop, obtain regulatory approval for, and commercialize MOLBREEVI for aPAP; the risks and uncertainties related to the impact of widespread health concerns or changing economic or geopolitical conditions; the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations; the availability of sufficient resources for Savara’s operations and to conduct or continue planned clinical development programs; and the timing and ability of Savara to raise additional capital as needed to fund continued operations. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of our risks and uncertainties, you are encouraged to review our documents filed with the SEC including our recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Savara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Media and Investor Contact:

Savara Inc.

Temre Johnson, Executive Director, Corporate Affairs

ir@savarapharma.com

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